Exhibit 10.5

FORM OF AMENDED AND RESTATED TAX SHARING AGREEMENT

AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”), made as of [               ], 2022, by and between (i) Banpu North America Corporation, a Delaware corporation (“BNAC”), and (ii) BKV Corporation, a Delaware corporation (“Banpu Sub”).

WHEREAS, BNAC is the common parent of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)) of corporations (collectively, the “Banpu Group”) of which Banpu Sub is a member, and files a consolidated U.S. federal income tax return on the basis of a taxable year ending on December 31 on behalf of itself and members of the Banpu Group (“Consolidated Return”).

WHEREAS, BNAC and Banpu Sub entered into that certain Tax Sharing Agreement, dated May 1, 2020 (the “Initial Tax Sharing Agreement”), to provide for payment by Banpu Sub to BNAC of the amounts payable by Banpu Sub in respect of U.S. federal income taxes and of certain state and local taxes, and for certain payments by BNAC to Banpu Sub, all as provided therein.

WHEREAS, BNAC and Banpu Sub desire to amend and restate the Initial Tax Sharing Agreement in its entirety, in accordance with the terms and conditions of this Agreement.

Accordingly, BNAC and Banpu Sub agree as follows:

1.             Agreement to Join in and Preparation and Filing of Consolidated and Combined Returns.

1.1.          Banpu Sub agrees to join with BNAC in any Consolidated Return for any taxable year for which BNAC properly elects to file a Consolidated Return that includes Banpu Sub. Banpu Sub also agrees, at the request of BNAC, to join BNAC or any direct or indirect subsidiary of BNAC in any state or local income or franchise tax return filed on a consolidated, combined, or unitary basis (a “Combined Return”) for any taxable year for which BNAC properly elects to file a Combined Return that includes Banpu Sub.

1.2.          Banpu Sub hereby irrevocably designates BNAC as its agent for the purpose of taking any and all actions necessary or incidental to the filing of each Consolidated Return and each Combined Return.

1.3.          BNAC shall be responsible for the preparation and filing of the Consolidated Returns and Combined Returns required to be filed by the Banpu Group, subject to the following:

1.3.1.	Subject to Section 1.3.2 and 1.3.3 below, decisions regarding (1) the manner in which such Consolidated Returns and Combined Returns are prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any items of income, gain, loss, deduction, or credit (“Tax Items”) shall be reported, (2) whether any extensions may be requested, (3) whether amended Consolidated Returns or Combined Returns shall be filed, (4) whether any claims for refund shall be made, (5) whether any tax overpayments shall be paid by way of refund or credited against any liability for the related tax and (6) the retention of outside firms to prepare or review such Consolidated Returns or Combined Returns, in each case, shall be made at BNAC’s reasonable discretion and in a manner consistent with past practice.

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1.3.2.	The Tax Items included with respect to Banpu Sub and its subsidiaries (including any entity that is disregarded as separate from Banpu Sub or its corporate subsidiaries for U.S. federal income tax purposes or for purposes of any state or local tax law) (the “Company Group”) in the Consolidated Returns and Combined Returns shall be consistent in all respects with the tax reporting information provided by Banpu Sub to BNAC pursuant to Section 2.1.

1.3.3.	BNAC shall consult with Banpu Sub prior to changing any method of accounting or making any material election if such action would solely impact the Company Group.

1.3.4.	BNAC shall provide Banpu Sub a copy of any Consolidated Return or Combined Return described under this Section 1.3 within ten (10) business days after filing such return.

1.4.          Banpu Sub shall be responsible for the preparation and filing of any (i) U.S. state or local income or franchise tax return, other than a Combined Return, which is required to be filed by or with respect to Banpu Sub or any other member of the Company Group and (ii) U.S. federal income tax return of Banpu Sub or any other member of the Company Group for any tax period beginning on or after the date that Banpu Sub ceases to be a member of the Banpu Group (each, a “Banpu Sub-Filed Return”), subject to the following provisions:

1.4.1.	Banpu Sub shall have the exclusive right, in its sole discretion, with respect to any Banpu Sub-Filed Return to determine (1) the manner in which such Banpu Sub-Filed Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) whether an amended Banpu Sub-Filed Return shall be filed, (4) whether any claims for refund shall be made, (5) whether any tax overpayments shall be paid by way of refund or credited against any liability for the related tax and (6) the retention of outside firms to prepare or review such Banpu Sub-Filed Returns.

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1.4.2.	With respect to any Banpu Sub-Filed Return, Banpu Sub may not take (and shall cause the other members of the Company Group not to take) any positions that it knows, or reasonably should know, are inconsistent with the methods, conventions, practices, principles, positions, or elections used by BNAC in preparing any Consolidated Return or Combined Return, except to the extent that (A) the failure to take such position would be contrary to applicable tax law or (B) taking such position would not reasonably be expected to materially adversely affect any member of the Banpu Group.

1.4.3.	Banpu Sub shall provide BNAC a copy of any Banpu Sub-Filed Return within ten (10) business days after filing such return; provided however, that this Section 1.4.3 shall cease to apply on and after the time that BNAC ceases to own at least 25% of the voting power of shares of Banpu Sub’s capital stock entitled to vote generally in the election of directors.

2.             Determination and Payment of Tax Liability of the Company Group.

2.1.          Preparation and Provision of Tax Reporting Information and Separate Return Tax Liability Calculations. Not less than twenty (20) business days prior to the due date (including extensions) for the filing of any Consolidated Return or Combined Return that includes Banpu Sub or any other members of the Company Group, Banpu Sub shall provide to BNAC (1) a pro forma draft of the portion of such Consolidated Return or Combined Return that reflects the Tax Items of the Company Group for the entire taxable year, (2) a spreadsheet or statement that sets forth in reasonable detail the computation of the Separate Return Tax Liability (as defined below) of the Company Group in respect of such Consolidated Return or Combined Return for the entire taxable year, (3) the amount payable by Banpu Sub or BNAC pursuant to Section 2.3 or Section 4, as determined in accordance with this Agreement and (4) such other reasonable information as is requested by BNAC. Not less than ten (10) business days prior to each estimated tax installment due date prescribed in Section 6655(c) of the Code (an “Estimated Tax Installment Date”), Banpu Sub shall provide to BNAC a tax reporting package which includes the items described above for the period covered by such estimated tax installment (the “Estimated Tax Installment Period”). If BNAC disagrees with any Tax Item of the Company Group reflected on the pro forma draft of any Combined Return or Consolidated Return described in clause (1) above or the computations in clauses (2) or (3) above, then BNAC shall promptly notify Banpu Sub and the parties shall use their reasonable best efforts to resolve the dispute and, to the extent the parties are unable to resolve such dispute, the provisions of Section 7 shall apply.

2.2.          Separate Return Tax Liability. For purposes of this Agreement, the “Separate Return Tax Liability” for a taxable year shall mean an amount equal to the U.S. federal income tax liability or state or local income or franchise tax liability, as the case may be, that would have been payable by the Company Group for such taxable year if the Company Group had filed a separate U.S. federal income tax return or state or local income or franchise tax return, as the case may be, for such taxable year and all prior taxable years (i.e., on a cumulative basis) for which this Agreement is or was in effect, subject to and except as set forth in the following provisions:

2.2.1.	The Separate Return Tax Liability of the Company Group shall be computed by Banpu Sub using such methods, conventions, practices, principles, positions, and elections as are consistent with the methods, conventions, practices, principles, positions and elections that are used by BNAC in preparing the applicable Consolidated Return or Combined Return.

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2.2.2.	Any item of income or loss of a member of the Banpu Group that is treated as deferred on the Consolidated Return filed by BNAC (e.g., gain or loss on an intercompany transaction between members of the Banpu Group that is deferred pursuant to Section 1.1502-13 or 1.1502-13T of the Treasury regulations) shall be taken into account in computing taxable income of the Banpu Group for purposes of this Agreement, but only at such time and in such amount as such item is actually taken into account and recognized on the Consolidated Return filed by BNAC.

2.2.3.	The Separate Return Tax Liability with respect to a Combined Return filed in a state or locality shall be computed by taking into account such Tax Items, and such receipts or other data used to compute apportionment factors, of each Company Group member as are taken into account with respect to such Company Group member in preparing such Combined Return. Notwithstanding the foregoing, if no Company Group member has nexus to a particular state or locality for which a Combined Return is filed, then the Separate Return Tax Liability of the Company Group for such state or locality shall be deemed to be zero.

2.2.4.	The computation of the Separate Return Tax Liability of the Company Group shall be determined without regard to whether the Banpu Group is obligated to pay a tax liability for the applicable taxable period.

2.2.5.	Tax Items of the Company Group that are not utilized during the particular taxable period in which such items have accrued, and that could reduce a tax in another taxable period, including a net operating loss, net capital loss, disallowed business interest, foreign tax credit, charitable deduction, credit related to alternative minimum tax or any other tax credit (a “Tax Asset”) generated by any member of the Company Group, generally shall be taken into account in determining the Separate Return Tax Liability in the taxable period(s) during which such Tax Assets of the Company Group are included in and used in the applicable Consolidated Return or Combined Return. Notwithstanding the foregoing, that portion of any such Tax Asset that has been taken into account in determining Tax Benefits (as defined below) for which Banpu Sub has received a payment under Section 4 shall not again be taken into account for purposes of reducing the Separate Return Tax Liability of the Company Group under this Section 2.2.5.

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2.2.6.	If the Separate Return Tax Liability of the Company Group for a taxable period is less than zero, then the Separate Return Tax Liability of the Company Group shall be deemed to be zero for such period for purposes of Section 2.3.

2.3.          Payments of Separate Return Tax Liabilities.

2.3.1.	No later than five (5) business days before the due date for the payment of the Banpu Group consolidated or combined tax liability with respect to a Consolidated Return or Combined Return for the entire taxable year, Banpu Sub shall pay to BNAC the excess (if any) of (i) the Separate Return Tax Liability of the Company Group for such taxable year determined with respect to such Consolidated Return or Combined Return, as the case may be, over (ii) such amounts (if any) previously paid by Banpu Sub to BNAC for such taxable year determined with respect to such Consolidated Return or Combined Return, as the case may be.

2.3.2.	Payments made by Banpu Sub in accordance with this Section 2.3 and Section 3 shall be in lieu of any other payment by Banpu Sub on account of its share, if any, of the consolidated U.S. federal income tax liability of the Banpu Group due in respect of any Consolidated Return and the state or local income or franchise tax liability of the Banpu Group due in respect of any Combined Return for the relevant taxable year.

3.             Adjustments. Any adjustment of income, deduction, or credit that results after the taxable year in question by reason of any carryback, amended return, claim for refund, audit, or resolution of any dispute between the parties by the Expert (as defined below) or otherwise, shall be given effect by redetermining amounts payable and reimbursable hereunder for such taxable year (and other taxable years, where appropriate) for which this Agreement is in effect as if such adjustment had been part of the original determination hereunder, with interest payable (by Banpu Sub or BNAC, as the case may be) in the amounts provided in Section 6621 of the Code and penalties thereon payable only to the extent that penalties are actually paid by BNAC to any taxing authority with respect to such adjustment. Within ten (10) business days following any such adjustment, (i) Banpu Sub will provide BNAC a statement setting forth in reasonable detail the redetermined amounts payable and reimbursable hereunder; and (ii) the party responsible for such payment or reimbursement shall make such payment or reimbursement to the other party. If BNAC disagrees with the statement prepared by Banpu Sub under this Section 3, then BNAC shall promptly notify Banpu Sub and the parties shall use their reasonable best efforts to resolve the dispute and, to the extent the parties are unable to resolve such dispute, the provisions of Section 7 shall apply.

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4.             Payments for Tax Benefits of Banpu Sub. Within ten (10) business days of the filing of a Consolidated Return or Combined Return, (i) Banpu Sub shall provide to BNAC a statement setting forth in reasonable detail the amount equal to the reduction in the tax liability (or increase in tax refund) (the “Tax Benefit”) (if any) that the Banpu Group recognized on such Consolidated Return or Combined Return as a result of the Separate Return Tax Liability of the Company Group being less than zero for such taxable period or otherwise as a result of the use by the Banpu Group of Tax Assets or other Tax Items of loss, deduction or credit of the Company Group; and (ii) BNAC shall pay such amount to Banpu Sub. For the avoidance of doubt, no Tax Asset or other Tax Item that has been taken into account in any taxable period for the Company Group’s benefit in reducing the Separate Return Tax Liability otherwise determined and payable by Banpu Sub under Sections 2.2 and 2.3 shall again be taken into account for purposes of determining any amount payable under this Section 4.

5.             Tax Audits, Examinations and Other Tax Proceedings.

5.1.          Proceedings Relating to Consolidated or Combined Returns. Banpu Sub shall cooperate fully with BNAC in any audits, contests, or other administrative or judicial proceedings (“Tax Proceedings”) relating to any Consolidated Return or Combined Return. Except as provided in the following sentence, BNAC generally shall have sole control (but acting reasonably and in good faith) over and discretion as to the undertaking, conduct, defense, settlement or other disposition of any such Tax Proceeding with respect to a Consolidated Return or Combined Return. With respect to any Tax Proceedings arising out of any Consolidated Return or Combined Return in which any Tax Item of the Company Group is a subject of such Tax Proceeding (a “Contested Company Group Item”), Banpu Sub shall be entitled to participate in such Tax Proceeding, and BNAC shall consult with Banpu Sub with respect to any Contested Company Group Item, shall act in good faith with a view to the merits in connection with such Tax Proceeding, shall keep Banpu Sub updated and informed with respect to such Contested Company Group Item and shall not settle or compromise any Contested Company Group Item without Banpu Sub’s prior written consent, such consent not be unreasonably withheld or delayed.

5.2.          Proceedings Relating to Banpu Sub-Filed Returns. BNAC shall cooperate fully with Banpu Sub in Tax Proceedings relating to any Banpu Sub-Filed Return. Banpu Sub shall have, in good faith, sole control over and discretion as to the undertaking, conduct, defense, settlement or other disposition of any such Tax Proceeding. With respect to any Tax Proceedings arising out of any Banpu Sub-Filed Returns in which any Tax Item of the Banpu Group is a subject of such Tax Proceeding (a “Contested Banpu Group Item”), BNAC shall be entitled to participate in such Tax Proceeding, and Banpu Sub shall consult with BNAC with respect to any Contested Banpu Group Item, shall act in good faith with a view to the merits in connection with such Tax Proceeding, shall keep BNAC updated and informed with respect to such Contested Banpu Group Item and shall not settle or compromise any Contested Banpu Group Item without BNAC’s prior written consent, such consent not be unreasonably withheld or delayed.

5.3.          Notice. If a party becomes aware of the existence of a tax issue that may give rise to a Tax Proceeding, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any tax authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.

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6.            Tax Liability of Banpu Sub in the Event of Disaffiliation. This Section 6 sets forth how certain tax matters are to be handled in cases where a transaction or event occurs that causes Banpu Sub to no longer be eligible to join with BNAC in the filing of a Consolidated Return or Combined Return (a “Deconsolidation Event”).

6.1.          In General. In the case of a Deconsolidation Event, (i) Banpu Sub and the other members of the Company Group shall remain liable under this Agreement for the Separate Return Tax Liability of the Company Group for the taxable period during which such Deconsolidation Event occurs and for prior taxable periods in which Banpu Sub was a member of the Banpu Group, and Banpu Sub shall be required to pay BNAC all amounts for such taxable periods that are determined pursuant to this Agreement and (ii) Banpu Sub shall remain entitled to receive, and BNAC shall remain liable to pay, any Tax Benefit, tax refund, or other amounts payable to Banpu Sub under this Agreement that relate to any taxable period beginning on or before the date of a Deconsolidation Event (a “Pre-Deconsolidation Period”). Moreover, should a Tax Proceeding ultimately result in assessment of a tax deficiency (or payment of a tax refund) against any Banpu Group member for years in which Banpu Sub or the other members of the Company Group were part of the Banpu Group, Banpu Sub shall remain liable for the Company Group’s portion of such tax deficiency (or remain entitled to receive the Company Group’s portion of such tax refund) determined pursuant to Section 2.2, Section 3, and Section 4 of this Agreement, plus related interest and penalties, if any.

6.2.          Allocation of Tax Items. In the case of a Deconsolidation Event, all tax computations for (i) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (ii) the immediately following taxable period of Banpu Sub or any disaffiliated members of the Company Group, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or any similar provision of federal, state or local tax law, as agreed to by BNAC and Banpu Sub.

6.3.          Allocation of Tax Assets. In the case of a Deconsolidation Event, Banpu Sub and BNAC shall cooperate in determining the allocation of any Tax Assets among BNAC and Banpu Sub. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to (i) the party that generated such Tax Asset or (ii) in cases where it is unclear which party generated the Tax Asset, to the party required to bear the liability for the tax associated with such Tax Asset.

6.4.          Carrybacks. In the case of a Deconsolidation Event, BNAC agrees to pay to Banpu Sub the Tax Benefit from the recognition by BNAC on a Consolidated Return or Combined Return for any Pre-Deconsolidation Period of a carryback of any Tax Asset of the Company Group from taxable period beginning after the date of a Deconsolidation Event (except to the extent that such carryback of any Tax Asset increases any Taxes, or reduces any Tax Benefit, attributable to the Banpu Group for any reason); provided, however, that no payment shall be required to be made with respect to any Tax Benefit recognized by BNAC with respect to any Tax Asset that has previously been taken into account in any taxable period for the Company Group’s benefit to reduce the Separate Return Tax Liability determined and payable under Sections 2.2 and 2.3 or to determine any amount payable to Banpu Sub under Section 4. If subsequent to the payment by BNAC to Banpu Sub for any such Tax Benefit, there shall be a redetermination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, Banpu Sub shall repay to BNAC any amount paid to Banpu Sub pursuant to this Section 6.4 which would not have been payable to Banpu Sub pursuant to this Section 6.4 had the amount of the Tax Benefit been determined in light of these events, plus any related interest and penalties. Nothing in this Section 6.4 shall require BNAC to file an amended tax return or claim for refund of taxes.

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6.5.          Continuing Covenants. Each of BNAC and Banpu Sub (for itself and each member of the Company Group) agrees (i) not to take any action reasonably expected to result in an increased tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (ii) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit; provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

7.             Disputes. In the event of a disagreement that BNAC and Banpu Sub are unable to resolve with respect to any determination required to be made pursuant to this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless BNAC and Banpu Sub agree otherwise, the Expert shall not have any material relationship with BNAC or Banpu Sub, or other actual or potential conflict of interest. The costs and expenses relating to the engagement of such Expert shall be borne equally by BNAC and Banpu Sub, except that if the Expert determines that the proposed position submitted by a party to the Expert for its determination is frivolous, has not been asserted in good faith, or is not supported by substantial authority, then 100% of such costs, fees, and expenses shall be borne by such party. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7 shall be final and binding on BNAC and Banpu Sub and may be entered and enforced in any court having competent jurisdiction.

8.             Treatment of Payments. The parties agree that any payments made by one party to another party pursuant to this Agreement shall be treated in accordance with the principles of Section 1.1502-32(b)(3)(iv)(D) of the Treasury Regulations or any similar provision of federal, state or local tax law, as reasonably determined by Banpu Sub, and accordingly are generally not includible in the taxable income of the recipient or as deductible by the payor.

9.             Indemnification. BNAC agrees to indemnify and hold harmless Banpu Sub and each other member of the Company Group against and from any claims of liability for (a) all U.S. federal income tax with respect to any Consolidated Returns, interest thereon, and penalties with respect thereto asserted by the Service, (b) all state or local income or franchise tax with respect to any Combined Returns, interest thereon, and penalties with respect thereto asserted by any state taxing authority, (c) any taxes imposed on any member of the Company Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local tax law and (d) any other income taxes which a member of the Banpu Group (other than Banpu Sub or other members of the Company Group) is required to pay to any taxing authority, provided in each case that Banpu Sub has made the payments required to be made by Banpu Sub in respect of the applicable liability to BNAC pursuant to the applicable provisions of this Agreement. Each party agrees to indemnify the other party for taxes and losses arising out of or based upon (i) any breach or nonperformance of any covenant or agreement made or to be performed by such party contained in this Agreement; or (ii) supplying the other party with inaccurate or incomplete information, in connection with the preparation of any tax return.

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10.           Cooperation. The parties shall cooperate with one another in all matters relating to taxes (and each shall cause its respective affiliates to so cooperate). Banpu Sub shall provide BNAC, and BNAC shall provide Banpu Sub, with such cooperation and information as is necessary in order to enable BNAC and Banpu Sub to satisfy their respective tax and accounting obligations. Unless otherwise provided under this Agreement, such cooperation and information shall include (i) making the parties’ respective knowledgeable employees available during normal business hours, (ii) providing the information required by reasonable tax and accounting questionnaires from the other party (at the times and in the format as reasonably required by such other party), (iii) maintaining such books and records and providing such information as may be necessary or reasonably useful in the filing of Consolidated Returns, Combined Returns and Banpu Sub-Filed Returns, (iv) executing such documents as may be necessary or reasonably useful in connection with any Tax Proceeding, the filing of Consolidated Returns, Combined Returns and Banpu Sub-Filed Returns, or the filing of refund claims by a member of the Banpu Group or Company Group (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied), (v) Banpu Sub providing BNAC with such documentation as may be requested by BNAC or its parent company in order to enable BNAC, BNAC’s parent company and its subsidiaries to satisfy the requirements for tax declarations or available tax exemptions under the applicable Revenue Laws (whether currently in effect or issued and implemented in the future) and (vi) taking any actions which the other party may reasonably request in connection with the foregoing matters.

11.           Legal and Accounting Fees. Unless otherwise specified herein, any fees or expenses (including internal expenses) for legal, accounting or other professional services rendered in connection with tax research relating to the Company Group, the preparation of a Consolidated Return or a Combined Return or any statement relating to any Separate Return Tax Liability or other calculations under this Agreement or the conduct of any Tax Proceeding shall be allocated between BNAC and Banpu Sub in a manner resulting in BNAC and Banpu Sub, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, each party. Banpu Sub shall pay BNAC for any fees and expenses allocated to Banpu Sub pursuant to this Section 11 within five (5) business days after the date Banpu Sub receives notice from BNAC requesting such payment.

12.           Effective Date and Termination.

12.1.        This Agreement shall be effective as of the date first written above.

12.2.        This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

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13.           Captions. All Section captions contained in this Agreement are for convenience only and shall not be deemed a part of the Agreement.

14.           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

15.           Amendment: Waiver. This Agreement may be amended, modified, superseded, cancelled or extended, and the provisions hereof may be waived, only by a written instrument signed by BNAC and Banpu Sub or, in the case of a waiver, either of them who is the party waiving compliance.

16.           Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

17.           Successors and Assigns. Neither BNAC nor Banpu Sub may assign, novate or otherwise transfer its rights, obligations or rights and obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to all the benefits of, the parties hereto and their respective successors and permitted assigns.

18.           No Third-Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or benefits upon any person other than the parties hereto.

19.           Notices. Any notice or other communication required or permitted hereunder shall be in English and in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed by overnight mail, the day after the date of deposit with a reputable courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:

19.1.        if to BNAC:

Banpu North America Corporation
1200 17th Street, Suite 2100
Denver, CO 80202
E-mail: [***]
Attention: Mr. Thiti Mekavichai, Director

19.2.        if to Banpu Sub:

BKV Corporation
1200 17th Street, Suite 2100
Denver, CO 80202
E-mail: [***]
Attention: Lindsay Larrick, Vice President and General Counsel

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Any party may by notice given in accordance with this Section 19 to the other parties designate another address or person for receipt of notices hereunder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

BANPU NORTH AMERICA CORPORATION

By:
Name:
Title:

BKV CORPORATION

By:
Name:
Title:

Signature Page to Amended and Restated Tax Sharing Agreement